CareView Communications, Inc. 10-Q

EXHIBIT 10.104

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (“Agreement”) serves to confirm and outline the terms under which Careview Communications, Inc. (the “Company” or “CareView”) has retained Stonegate Securities, Inc., a Texas corporation (“Stonegate”) on a non-exclusive basis to provide the services outlined below, upon the terms and conditions also outlined below.

1.           Term: Twelve (12) months from the date the Agreement is signed by the Company and Stonegate. However this Agreement may be cancelled by either party with 30 days written notice pursuant to Paragraph 5.

2.           Duties of Stonegate: During the period that this Agreement shall remain in effect, Stonegate will provide the following services to the Company:

●	Initiate Research at a date as mutually agreed by the parties in writing (consisting of an initial report and quarterly updates) providing the Company approves the release of the report.

●	Distribute research to the following entities: First Call, Multex/Reuters, Bloomberg, Capital IQ, and Zacks

●	Stonegate will also distribute its research to certain institutional investors whose primary focus in on the micro-cap market

●	Ongoing investor relations consultation and representation

●	Provide targeted institutional investor list to Company

●	Coordination of targeted institutional investor meetings and road shows

●	Periodic Stonegate coordinated meetings and conference calls with investors and analysts

●	Detailed follow-up on all institutional investor meetings

●	Quarterly reports to management on program activity

3.           Upon execution of this Agreement the Company shall pay to Stonegate the amount of Five Thousand Dollars ($5,000.00) as an up front, initial, earned retainer for the first month of this Agreement. Each month thereafter, if this Agreement has not been terminated, the Company will pay to Stonegate the sum of Five Thousand Dollars ($5,000.00) per month, in advance, and as invoiced by Stonegate for Stonegate’s services. Company also shall reimburse Stonegate for all travel related expenses; however, any expense in excess of $2,000.00 shall be approved by Company in advance.

4.           Upon execution of this Agreement, the Company agrees to grant to Stonegate a Warrant (the “Warrant”) entitling the holder(s) thereof to purchase Two Hundred Forty Thousand (240,000) shares of common stock in the Company for a period of five (5) years at an exercise price of $1.65. Provided, however, the shares granted in the Warrant shall vest as follows: 20,000 shares shall vest on the one month anniversary date of this Agreement; thereafter, 20,000 shares shall vest on each of the successive monthly anniversary dates of this Agreement through and including the twelve month anniversary date. The vesting of the shares subject to the Warrant shall be contingent upon this Agreement not having been previously terminated by either party in accordance with its terms. In the event that this Agreement is terminated prior to the twelve month anniversary hereof, a prorated portion of the shares that would have vested in any partial month shall fully vest. The Warrant shall be in a form as mutually agreed by the parties. Under any circumstance, the Warrant must provide for cashless exercise, transferability, and adjustments to warrant price and number of shares subject to warrant. Should the Agreement be terminated, any warrants not yet vested will be cancelled.

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5.           Termination: This Agreement may be cancelled and terminated by either party upon thirty (30) days written notice to the other party at any time, provided that Company may so cancel only if all monies owed under paragraph 3 of this Agreement have been paid by the Company.

6.           Indemnity: Company shall indemnify and hold Stonegate harmless at all times after the date of this Agreement against
(a)        any liability, loss, damages (including punitive damages), claim, settlement payment, cost and expense, interest, award, judgment, diminution in value, fine, fee, and penalty, or other charge, other than any Litigation Expenses (as defined in subsection (b)), directly or indirectly arising out of or relating to information that Company provided to Stonegate and upon which Stonegate reasonably relied on in the course of discharging its duties under the Agreement; and

(b)        any court filing fee, court cost, arbitration fee or cost, witness fee, and each other fee and cost of investigating and defending or asserting any claim for indemnification under this Agreement, including, without limitation, in each case, attorneys’ fees, other professionals’ fees, and disbursements (collectively, “Litigation Expenses”).

(c)        the foregoing shall be in addition to any rights that Stonegate may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any director, officer, employee, agent or controlling person of Stonegate.

7.           Choice of Law/Conflict of Laws: This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to any conflict of laws provision thereof. Venue of any lawsuit involving this Agreement or the performance thereof shall be in the appropriate court in Denton County, Texas. In the event of any legal proceeding between the parties to enforce or defend the terms and rights set forth in this Agreement, the prevailing party or parties shall be paid all reasonable costs of such legal proceeding, including but not limited to, attorneys’ fees by the other party or parties.

8.           Notice: Any or all notices, designations, consents, offers, acceptance or other communication provided for herein shall be given in writing and delivered in person or by registered or certified mail, return receipt requested, directed to the address shown below unless notice of a change of address is furnished:

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If to Stonegate:
Stonegate Securities, Inc.
5950 Sherry Lane, 4th Floor
Dallas, Texas 75225
Attention: Scott Griffith

If to the Company:
CareView Communications, Inc.
405 State Highway, Suite B240
Lewisville, Texas 75067
Attention: Steve Johnson

9.           Confidentiality: Stonegate shall hold all Confidential Information (as defined below) in strict confidence and not disclose any Confidential Information except as expressly provided herein and shall not use any Confidential Information for its own benefit or otherwise against the best interests of CareView or any of its affiliates during the term of this Agreement or thereafter. If Stonegate shall be required by subpoena or similar government order or other legal process (“Legal Process”) to disclose any Confidential Information, then Stonegate shall provide CareView with prompt written notice of such requirement and cooperate if requested with CareView in efforts to resist disclosure or to obtain a protective order or similar remedy. Subject to the foregoing if Confidential Information is required by Legal Process to be disclosed, then Stonegate may disclose such Confidential Information but shall not disclose any Confidential Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow CareView time to resist disclosure or to obtain a protective order or similar remedy. If Stonegate discloses any Confidential Information, then Stonegate shall disclose only that portion of the Confidential Information which, in the opinion of Stonegate’s counsel, is required by such Legal Process to be disclosed. Upon termination of this Agreement, Stonegate shall return to CareView all Confidential Information in tangible form (including but not limited to electronic files) in its possession.

As used herein, “Confidential Information” shall mean any information regarding CareView and/or its affiliates (whether written, oral or otherwise), received or obtained before, on or after the date hereof, product design, specification or other technical information, manufacturing or other process information, financial information, customer information, general business information, or market information, whether or not marked or designated as “Confidential”, “Proprietary” or the like, in any form, including electronic or optical data storage and retrieval mechanisms, and including all forms of communication, including but not limited to physical demonstrations, in-person conversations and telephone conversations, e-mail and other means of information transfer such as facility tours, regardless of whether any such information is protected by applicable trade secret or similar laws, and including any work product of Stonegate. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of the disclosure by Stonegate or another person bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to, the CareView or another party with respect to such information; or (ii) becomes available to Stonegate from a source other than the CareView or any of its directors, officers, employees, agents, affiliates, representatives or advisors, provided that such source is not bound by a confidentiality agreement with, or other legal or fiduciary or other obligation of secrecy or confidentiality to, CareView or another party with respect to such information.

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10.           Assignments and Delegations:

(a)
No Assignments By Stonegate. Stonegate may not assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the Company. The Company may withhold consent for any or no reason in its sole and absolute discretion. All assignments of rights are prohibited under this subsection, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner.

(b)	No Delegations By Stonegate. Stonegate may not delegate any performance under this Agreement.

(c)	Ramifications of Purported Assignment or Delegation. Any purported assignment of rights or delegation of performance in violation of this Section is void.

Any assignment or delegation of any rights or duties pursuant to this Agreement by Company is subject to the prior, written approval of Stonegate which shall not be unreasonably withheld.

11.           Complete Agreement: This Agreement constitutes the final agreement between the parties. It is the complete and exclusive expression of the parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. In entering into this Agreement, neither party has relied upon any statement, representation, warranty, or agreement of the other party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement other than those expressly stated in this Agreement.

12.           Amendments: The parties may amend this Agreement only by a writing executed by each party to this Agreement that identifies itself as an amendment to this Agreement.

13.           The provisions of paragraphs 6 through 12 shall survive the termination or expiration of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the effective date indicated below by duly authorized representatives of the Company and Stonegate.

CAREVIEW COMMUNICATIONS, INC.

/s/ Steven Johnson
By:	Steven Johnson
Title:	President
Dated:	May 4, 2012

STONEGATE SECURITIES, INC.

/s/ Scott Griffith
By:	Scott Griffith
Title:	President
Dated:	May 4, 2012

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